Norfolk, VA - April 21, 1995


Ms. Magda A. Ratajski
Vice President-Public Relations

If an inquiry from the press is received as a result of distribution or publication of the attached (draft) Institutional Shareholder Services, Inc. (ISS) analysis of Norfolk Southern's Proxy Statement in which a recommendation against ratification of the Corporation's Long-Term Incentive Plan is made, we should respond orally by making the following points:

1. This proposal merely extends a plan, the principal features of which have been approved twice before by NS shareholders, that has helped generate an above-average return to our shareholders.

2. The proposal would reserve less than 4% of the fully diluted shares for incentive use which we believe is consistent with both accepted corporate practice and prudent corporate governance.

3. ISS's analysis of the proposal's potential "Wealth Transfer" or cost is inflated and potentially misleading because it assumes that in the future this plan would be administered inconsistently with it's past administration. In the past, two-thirds of the shares distributed under this plan were in the form of stock options upon the exercise of which the executive must pay the corporation the fair market value of the shares at the time of award. ISS assumes that no future awards would be in the form of fair market value options, but instead would be in other forms which would require the corporation to bear the full cost. This incorrect assumption makes the proposal appear almost twice as costly as it would be under the plan's past practice.

As additional background information, I have also included a copy of our response to ISS. If you have any questions, please call.

The response may not be shared with third parties, nor should any written follow-up to an inquiry be made, without first consulting with the Finance and Law Departments.

                                   /s/ William J. Romig

                                   William J. Romig

Attachment

WJR/s

cc:  J. S. Shannon
     H. C. Wolf
     D. M. Martin
     J. G. Lane
     W. A. Noell, Jr.

                                   April 19, 1995


Via Facsimile Transmission (301-718-2252)
Institutional Shareholder Services, Inc.
7200 Wisconsin Avenue, Suite 1001
Bethesda, Maryland  20814
Attention:  Mr. Peter R. Gleason, Senior Analyst

Dear Mr. Gleason:

This refers to the facsimile copy of your letter and draft analysis of certain information in the 1995 Proxy Statement of Norfolk Southern Corporation. You indicate that, on the basis of that analysis, ISS expects to recommend that its clients vote against adoption of the proposed amendment of the Norfolk
Southern Corporation Long-Term Incentive Plan (Plan).

Although we disagree with ISS' recommendation concerning the Plan, we appreciate your advising us of your position and affording us an opportunity to respond generally to some parts of the related portion of your letter; unfortunately, the deadline you specified and the lack of detail concerning the methodology employed by ISS did not provide us with an opportunity to consider fully all of your analysis or other materials.

As a general proposition - and as pointed out in the Report of the Compensation and Nominating Committee contained in the Proxy Statement - we believe that a properly administered stock-based management compensation program, such as the Plan, aligns the interests of officers and other key employees with those of stockholders generally; for instance, the Plan provides certain incentives for optionees to hold options (rather than exercising them early), and in certain cases officers enter into share retention agreements pursuant to which they may not sell or otherwise alienate shares of stock acquired under the Plan for a period of up to 60 months. We believe it is inappropriate to include these options, previously issued under a stockholder-approved plan, in an analysis of the amendments.

In addition, such compensation programs have as one of their principal purposes increasing total stockholder return - a goal that is encouraged by managers' ownership of equity. Moreover, as you note on page 9 of your analysis, total stockholder return (compared with the total return of stocks in the S&P 500 Index) is proposed to be one of three criteria for earnouts under the performance-share feature of the Plan (a criterion that incidentally would be defeated if the ISS recommendation is followed).

Realizing such essentially stockholder-oriented objectives requires the occasional infusion into the Plan of additional shares of stock. We understand ISS' specific objection to the proposed amendment to be the potentially dilutive effect of adding the number of shares recommended by the Board. In that connection, you point out on page 8 of your analysis that the number of shares proposed to be reserved under the amendment is less than 4% of fully diluted shares. We understand from our compensation consultant that this 4% figure is well within the mid-range of normative practice, using conventional and generally accepted methodology.

However, of far more concern is the method by which you apparently computed the cost to stockholders of the addition of these shares to the Plan (roughly $62.00 per share). In the fourth paragraph of your cover letter, you make the assumption that shares will be issued in the most "costly" way (in the case of our Plan, as performance shares or as restricted shares, rather than as options). This assumption is repeated in different words in the second full paragraph on page 9 of the ISS analysis.

Our proxy statements make clear that this assumption is not warranted - and even may be misleading - in Norfolk Southern's case. First, we have not issued restricted shares to Plan participants. Second, by far the largest number of Plan shares have been awarded subject to options, the exercise price of which is 100% of market on the date of grant.

Historically (from your letter, we understand ISS does not take past grant patterns, even under the same Plan, into consideration
- - a procedure with which we do not agree) the number of performance share units granted, i.e., the maximum number that can be earned at the conclusion of a performance cycle in which all performance standards under each criterion are met - something that has not occurred since the inception of the program - has been substantially less than the number of shares subject to options.

Accordingly, it is difficult to credit what seems to be a pivotal assumption of the ISS analysis. Even granting your assumptions, however, the methodology used to calculate the "Potential Share-holder Wealth Transfer" and the "Potential Voting Power Dilution" appears to exaggerate the impact of the Plan. Your results are inconsistent with Norfolk Southern's present market value in excess of $8.5 billion.

Again, we appreciate the opportunity to comment.


                                   Sincerely,

                                   /s/ Dezora M. Martin